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Exhibit 99.1

COMMON STOCK PURCHASE AGREEMENT

Between

DIGITAL ANGEL CORPORATION

and

LONGVIEW INTERNATIONAL EQUITY FUND, L.P.

        COMMON STOCK PURCHASE AGREEMENT dated as of June 20, 2003 (this "Agreement"), by and between Longview International Equity Fund, L.P., a British Virgin Island International limited partnership (the "Investor"), and Digital Angel Corporation, a Delaware corporation (the "Company").

        WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company may issue and sell to Investor from time to time as provided herein and pursuant to Rule 506 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and Section 4(2) thereunder, shares of its Common Stock (as defined below) for an aggregate purchase of up to $6,000,000. All references in this Agreement to $ (dollars) shall be to US$ (United States Dollars) unless otherwise specified.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor agree as follows:

ARTICLE I

Certain Definitions

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, "control," when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

        "Allocation Day" means a Trading Day within a Valuation Period in which the VWAP is equal to or greater than the Threshold Price.

        "Bid Price" means the closing bid price of the Common Stock as reported on the Principal Market for its regular trading session on the date in question, or if there is no such price on such date, then the closing bid price as reported on the date nearest preceding such date.

        "Blackout Payments" shall have the meaning set forth in Section 2.4.

        "Broker" means J.P. Carey, Inc.

        "Business Day" shall mean any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

        "Capital Shares" means the Common Stock and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.

        "Capital Shares Equivalents" means any securities, rights, or obligations that are directly or indirectly convertible into or exchangeable for or give any right to subscribe for or otherwise receive

Capital Shares of the Company or any warrants, options or other rights to subscribe for or purchase Capital Shares.

        "Closing" has the meaning ascribed to it in Section 2.2(a).

        "Closing Date" has the meaning ascribed to it in Section 2.2(a).

        "Commission" means the Securities and Exchange Commission.

        "Commitment Period" means the period commencing on the date of this Agreement and expiring on the earliest to occur of: (x) the date on which the Investor shall have paid an aggregate of $6,000,000 in Investment Amounts pursuant to this Agreement, (y) the date this Agreement is terminated in accordance with the terms hereof, or (z) the date occurring twelve months after the date of this Agreement.

        "Common Stock" means the Company's common stock, par value $.005 per share, or such securities into which such stock shall hereafter be reclassified.

        "Company Required Items" has the meaning ascribed to it in Section 2.2(a).

        "Discount Percentage" means ninety percent (90%).

        "Effective Date" means the date on which the Commission first declares effective a Registration Statement meeting the requirements of the Registration Rights Agreement and registering the resale by the Investor of the Put Shares.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Investment Amount" means the dollar amount to be invested by the Investor to purchase Put Shares as specified in a Put Notice.

        "Material Adverse Effect" has the meaning set forth in Section 4.1.

        "Maximum Investment Amount" means $6,000,000 for any Valuation Period.

        "Minimum Investment Amount" means $1,500,000 for any Valuation Period.

        "Outstanding" when used with reference to shares of Common Stock or Capital Shares, means, at any date as of which the number of such Shares is to be determined, all issued and outstanding shares of Common Stock or Capital Shares, and shall include all such shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such shares; provided, that "Outstanding" shall not mean any shares of Common Stock or Capital Shares directly or indirectly owned or held by or for the account of the Company.

        "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

        "Principal Market" means whichever of the American Stock Exchange, Nasdaq National Market, Nasdaq SmallCap Market, New York Stock Exchange or Over-The-Counter Bulletin Board that is then the principal trading exchange, market or quotation system for the Common Stock.

        "Placement Agent Agreement" means the agreement dated June 4, 2003 between the Company and the Broker.

        "Purchase Price" means with respect to Put Shares, an amount equal to the Discount Percentage multiplied by the average of the VWAP for a share of Common Stock on each Allocation Day within the Valuation Period for a Put.

        "Put" means the exercise by the Company of its right to require the Investor to purchase Put Shares pursuant to the terms of this Agreement.

        "Put Date" means the date that a Put Notice is deemed delivered in accordance with Section 2.1(a).

        "Put Notice" means the written notice from the Company, in the form of Exhibit A, to the Investor, specifying the Investment Amount that the Company intends to sell to the Investor.

        "Put Shares" means the number of shares of Common Stock intended to be issued and sold to the Investor pursuant to a Put.

        "Registrable Securities" has the meaning set forth in the Registration Rights Agreement.

        "Registration Rights Agreement" means the Registration Rights Agreement between the Company and the Investor, dated the date hereof, in the form of Exhibit B.

        "Registration Statement" shall have the meaning set forth in the Registration Rights Agreement.

        "SEC Documents" has the meaning set forth in Section 4.7.

        "Subsidiaries" has the meaning set forth in Section 4.1.

        "Trading Day" means a day on which the Common Stock is traded on the Principal Market on which the Common Stock is then listed or quoted; provided, that, a Trading Day shall mean a Business Day in the event that (i) the Common Stock is not listed or quoted as set forth above, or (ii) the Common Stock is halted or suspended from trading on the Principal Market for any reason whatsoever for more than one hour on any Trading Day.

        "Threshold Price" is the lowest price at which the Company may set in the Put Notice to sell Put Shares during a Valuation Period (not taking into account the Discount Percentage during such Valuation Period); provided, however, at no time shall the Threshold Price be set below $1.75 without the prior written consent of the Investor.

        "Transaction Documents" has the meaning set forth in Section 4.1.

        "Valuation Event" means an action by the Company during the Commitment Period to:

          (a)   subdivide or combine the Common Stock;

          (b)   pay a dividend on its Capital Shares or make any other distribution of its Capital Shares; or

          (c)   issue any additional Capital Shares ("Additional Capital Shares") at a price per share less, or for other consideration lower, than the Bid Price in effect immediately prior to such issuance, or without consideration (other than pursuant to this Agreement);

          (d)   issue any warrant, option, right or other security to subscribe for or purchase Additional Capital Shares at a price per share at any time over the life of such security (whether by reset, adjustment or otherwise) that is less than the Bid Price in effect immediately prior to such issuance of such warrant, option, right or other security;

          (e)   issue any securities convertible into or exchangeable for Capital Shares at a price per Additional Capital Share that is at any time over the life of such security (whether by reset, adjustment or otherwise) less than the Bid Price on the date of issuance of such convertible or exchangeable security;

          (f)    make a distribution of its assets or evidences of its indebtedness to the holders of its Capital Shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company's assets (other than under the circumstances provided for in the foregoing subsections (a) through (e)); or

          (g)   take any other action affecting the number of Outstanding Capital Shares, which in the opinion of the Company's Board of Directors, determined in good faith, would have a Material Adverse Effect upon the rights of the Investor at the time of a Put.

        "Valuation Period" means the period of fifteen Trading Days commencing on the Put Date.

        "VWAP" shall mean the daily volume weighted average price (based on a Trading Day from 9:30 a.m. to 4:00 p.m., eastern time) of the Common Stock on the Principal Market as reported by Bloomberg L.P. using the AQR function.

ARTICLE II

Purchase and Sale of Common Stock

        Section 2.1    Investments.

          (a)    Puts.    Subject to the conditions and limitations set forth herein, the Company may make a Put at any time during the Commitment Period by the delivery of a duly completed Put Notice. The number of Put Shares shall be determined by dividing the Investment Amount specified in the Put Notice by the Purchase Price for the Valuation Period for such Put. A Put Notice shall be deemed delivered on: (i) the Trading Day it is received by facsimile or otherwise by the Investor if such notice is received prior to 12:00 noon (New York time), or (ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 12:00 noon (New York time) on a Trading Day or at any time on a day which is not a Trading Day.

          (b)    Limitations on Puts and Common Stock Issuable.

              (i)  The Company may not deliver a Put Notice to the extent that, following the purchase by the Investor of Put Shares thereunder, the Investor and its affiliates would beneficially own (as determined in accordance with Section 13(d)of the Exchange Act) in excess of 9.999% of the then outstanding shares of Common Stock.

             (ii)  The Company shall not be obligated to issue Put Shares in excess of 19.99% of the number of shares of Common Stock outstanding immediately prior to the date of this Agreement without obtaining the approval of its stockholders in accordance with the rules and regulations of the American Stock Exchange.

            (iii)  The Investment Amount for each Put shall be neither less than the Minimum Investment Amount nor more than the Maximum Investment Amount.

            (iv)  The Investment Amount for all Puts pursuant to this Agreement shall not exceed the Maximum Investment Amount.

             (v)  There shall be a maximum of four Valuation Periods during the Commitment Period.

            (vi)  The Company may not deliver a Put Notice during the continuation of any of the events specified in Section 5.4.

           (vii)  At least one Trading Day shall have elapsed between the end of a Valuation Period and the commencement of the next Valuation Period.

          (viii)  If the VWAP on any Trading Day during a Valuation Period is less than the Threshold Price, the Investment Amount shall be reduced by 1/15th and such Trading Day shall not be deemed an Allocation Day. In addition, if trading in the Common Stock is suspended from the Principal Market for at least one hour on any Trading Day or is otherwise halted for any reason whatsoever, the VWAP for such Trading Day may, at the Investor's sole option, be deemed to be below the Threshold Price for such Trading Day, and if so deemed by the Investor, the Investment Amount for such Valuation Period shall be reduced by 1/15th.

            (ix)  Notwithstanding the terms of Section 2.1(b)(viii) above, at the end of each Valuation Period, the Investor shall have the option, in its sole discretion, for each Trading Day during the Valuation Period that the VWAP was below the Threshold Price, to purchase Put Shares at a price equal to the Threshold Price multiplied by the Discount Percentage. The Investor shall notify the Company no later than 5:00 p.m. (Pacific time) on the Trading Day before each Closing Date whether it elects to purchase Put Shares on a Trading Day during the Valuation Period that the VWAP was less than the Threshold Price.

             (x)  The Investor shall have the option on each Closing Date to purchase up to the Maximum Investment Amount at a price equal to the Purchase Price for the applicable Valuation Period.

            (xi)  The Company's right to deliver a Put Notice is subject to the satisfaction or waiver by the Investor of the conditions set forth in Section 6.2.

        Section 2.2    Closings.

          (a)   Subject to the satisfaction of the conditions set forth in Section 6.2 hereof, the closing of the purchase by the Investor of Put Shares following a Put (a "Closing") shall occur on the first Business Day following the end of every third Trading Day within the Valuation Period for such Put (a "Closing Date"). On each Closing Date, the Company shall deliver (or cause to be delivered) to the Investor: (1) the certificate contemplated by Section 6.2(c); (2) the legal opinion contemplated by Section 6.2(e); (3) the calculation notice in the form of Exhibit C (which shall be countersigned by the Investor) setting forth: (x) the calculation of the total number of Put Shares that are to be issued and sold at such Closing and (y) the calculation of the Investment Amount for the Put Shares issuable at such Closing, (4) a copy of a supplement to the Registration Statement stating the applicable Purchase Price and the amount of Put Shares sold on such Closing Date, in the form to be filed with the Commission and (5) all other documents, instruments and writings required to be delivered by it pursuant to the Transaction Documents in order to effect a Closing hereunder (the items contemplated by clauses (1) through (5) above are collectively referred to as the "Company Required Items"). On each Closing Date, the Company shall deliver to the Investor's account through the Depository Trust Company DWAC system, per written account instructions delivered by the Investor to the Company (the "Investor's Account"), the Put Shares to be issued and sold to the Investor at such Closing and meeting the requirements of Section 5.3 against payment to the Company of the Investment Amount for the Put Shares to be issued and sold at such Closing pursuant to the terms hereof.

          (b)   Upon receipt of the Company Required Items and subject to the satisfaction or waiver of the conditions to the Investor's obligation to purchase Put Shares at such Closing as provided in Section 6.2, on each Closing Date the Investor shall deliver (or cause to be delivered) to the Company, the agreed Investment Amount for the Put Shares to be issued and sold at such Closing, less (1) any cash fee to which the Broker is entitled with respect to such Closing under the Placement Agent Agreement plus (2) the amount of any Blackout Payments, together with all accrued interest thereon, then owed and for which full payment shall not have previously been made. In the event that: (i) any Company Required Item shall not have been delivered, (ii) the Investor's Account shall not have been credited with the Put Shares to be issued and sold to the Investor at such Closing, (iii) any condition set forth in Section 6.2 shall not have been fulfilled by the Company or waived by the Investor, or (iv) the Investor shall for any reason fail to make payment of the Investment Amount to the Company, such Closing shall be canceled, and any

  Company Required Items delivered to the Investor and any Put Shares credited to the Investor's Account, in both cases, in connection with such Closing, shall be returned to or as directed by the Company.

          (c)   If the Company fails to timely deliver the Put Shares to the Investor on each Closing Date, the Company shall pay to the Investor in cash or in shares of Common Stock, at the Investor's sole option, as liquidated damages and not as a penalty, an amount equal to 2% of the Investment Amount for the initial 30 day period thereafter until such failure has been cured, which amount shall be prorated for such periods less than 30 days.

        Section 2.3    Termination of Investment Obligation.

          (a)   The obligation of the Investor to purchase Put Shares shall, at the Investor's option, terminate permanently (including with respect to a Closing Date that has not yet occurred) in the event that: (i) the Company shall at any time breach in any material respect its obligations under the Transaction Documents and such breach is not cured by the 15th day following notice thereof, (ii) suffer a Material Adverse Effect, (iii) enter into any agreement to issue any Capital Shares or Capital Share Equivalents at a discount to the Bid Price of the Common Stock or any agreement that would permit the purchase price of such Capital Shares or Capital Share Equivalents to be reset to a price less than the Bid Price at the time of entering into such agreement, or (iv) if, after the Effective Date, the Registration Statement ceases to be effective as to all Registrable Securities then owned by or issuable to the Investor, or the prospectus thereunder is not available for use by the Investor to sell Registrable Securities, in either case, for an aggregate of 30 days. This right of termination shall not affect pending duly issued Put Notices.

          (b)   The obligation of the Company to sell Put Shares to the Investor following delivery of a Put Notice shall terminate if the Investor fails to honor such Put Notice under circumstances where the conditions to the Closing of such Put have been satisfied within two Trading Days following the Closing Date scheduled for such Put, and the Company notifies Investor of such termination. Notwithstanding any such termination, the Company shall maintain the Registration Statement in effect (and shall permit the Investor to use the prospectus thereunder to sell Registrable Securities) for not less than 45 Trading Days following the date of any such termination.

        Section 2.4    Blackout Payments.    (a) If for any reason an Investor is not permitted for more than an aggregate of ten consecutive days during the period commencing on the Effective Date and ending on the 30th Trading Day following the expiration of the Commitment Period to use the prospectus under the Registration Statement to dispose of all Registrable Securities issued to it hereunder or if such Registration Statement shall not be effective, then the Company shall pay to such Investor on the following Business Day and on the Business Day following each such additional ten day period in excess of the initial ten day period, as liquidated damages and not as a penalty, cash in an amount equal to 2% of the Purchase Price of the Put Shares issued to and then held by such Investor. The amounts that may become due and payable pursuant to this Section are sometimes referred to herein as "Blackout Payments." Late interest on any unpaid Blackout Payments shall accrue from and after the date due at the rate of 12% per annum (or such lesser maximum amount as shall be permitted under applicable law) until all Blackout Payments, plus all accrued interest thereon, shall have been paid in full.

          (b)   Also, if for any reason an Investor is not permitted during the ten Trading Days following a Closing Date to use the prospectus under the Registration Statement to dispose of all Registrable Securities or if such Registration Statement shall not be effective, then the Company shall pay Blackout Payments to such Investor, for each day during such ten Trading Day period. Blackout Payments under this Section 2.4(b) shall be payable to the Investor on the Business Day immediately following the ten Trading Day period referenced in this paragraph.

        Section 2.5    Delisting; Suspension.    If at any time prior to the 30th Trading Day following the expiration of the Commitment Period the Common Stock shall fail to be listed or quoted for trading on a Principal Market or shall have been suspended from trading thereon (excluding suspensions of not more than one Trading Day as a result of material announcements by the Company) (a "Repurchase Event"), the Investor shall have the right, exercisable within 30 days of a Repurchase Event, to put to the Company, and the Company shall purchase, all or such portion of the Put Shares issued to and then held by the Investor. The purchase price for such shares shall equal the higher of (x) the Purchase Price paid for such shares and (y) the product of (1) the number of such shares and (2) the higher of the closing sales price of the Common Stock on the date of the demand by the Investor of such put and the closing sales price of the Common Stock (as reported by Bloomberg L. P. or any successor to its function of reporting bid prices) on the date of payment (if there shall no longer be a reported closing sales price for the Common Stock, the amount under this clause (y) shall equal the last reported closing sale price of the Common Stock on the Principal Market). The purchase price under this Section shall be paid in cash and shall be due in full by the 10th Business Day following the demand therefor. Late interest on any unpaid portion of the amounts that are due from the Company under this Section shall accrue from and after the date due at the rate of 12% per annum (or such lesser maximum amount as shall be permitted under applicable law) until all such amounts, plus all accrued interest thereon, shall have been paid in full. The Investor shall have the right to rescind ab initio any demand for a Put hereunder at any time prior to the payment in full of the applicable purchase price by the Company.

        Section 2.6    Deliveries on the Date of Execution.    Concurrently with their execution and delivery of this Agreement, the parties shall deliver or cause to be delivered the following: (1) the Company shall deliver to (i) the Investor, executed original copies of this Agreement, the Registration Rights Agreement, and the legal opinion of outside counsel to the Company in agreed form, and (ii) Jenkens & Gilchrist Parker Chapin LLP, $40,000 for reimbursement of the Investor's legal fees in connection with the preparation of the Transaction Documents, and (2) the Investor shall deliver to the Company executed original copies of this Agreement and the Registration Rights Agreement.

ARTICLE III

Representations and Warranties of Investor

        The Investor represents and warrants to the Company as follows:

        Section 3.1    Intent.    The Investor is entering into this Agreement for its own account and has no present arrangement at any time to sell or distribute the Put Shares to or through any Person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold Put Shares for any minimum or other specific term and reserves the right to dispose of Put Shares at any time in accordance with federal and state securities laws applicable to such disposition and the terms and conditions, if any, relating thereto as set forth in this Agreement and the Registration Rights Agreement.

        Section 3.2    Status.    The Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501(a) of Regulation D), and Investor has such experience in business and financial matters that it has the capacity to protect its own interests in connection with this transaction and is capable of evaluating the merits and risks of an investment in the Put Shares. The Investor acknowledges that an investment in the Put Shares is speculative and involves a high degree of risk. The Investor is not a registered broker-dealer under the Exchange Act nor is such Investor an Affiliate of a registered broker-dealer.

        Section 3.3    Authority.    The Investor has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement and otherwise to carry out its obligations thereunder. The execution and delivery of each of this Agreement and the Registration Rights Agreement by the Investor and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Investor. Each of this Agreement and the Registration Rights Agreement has been duly executed by the Investor and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms.

        Section 3.4    Organization and Standing.    Investor validly exists and is in good standing under the laws of the jurisdiction of its organization.

        Section 3.5    Manner of Sale.    The Investor is not purchasing the Put Shares as a result of or subsequent to any advertisement, article, notice or other communication regarding the Put Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

        Section 3.6    Financial Capacity.    Investor currently has the financial capacity to meet its obligations to the Company hereunder, and the Investor has no present knowledge of any circumstances which could cause it to become unable to meet such obligations in the future.

        Section 3.7    Underwriter Liability.    Investor understands that it is the position of the Commission that with respect to any disposition of Put Shares through a Registration Statement, the Investor will be treated as an underwriter within the meaning of Section 2(11) of the Securities Act. The Investor agrees to be identified as an underwriter of the Registrable Securities sold by it in the Registration Statement.

        Section 3.8    Access to Information.    Investor acknowledges that it has reviewed the SEC Documents and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Put Shares and the merits and risks of investing in the Put Shares; (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information contained in the SEC Documents. Neither such inquiries nor any other investigation conducted by or on behalf of such Investor or its representatives or counsel shall modify, amend or affect Investor's right to rely on the truth, accuracy and completeness of the SEC Documents and the Company's representations and warranties contained in the Transaction Documents.

        The Company acknowledges and agrees that the Investor has not made and does not make any representations or warranties with respect to the transactions contemplated hereby other than as specifically set forth in this Article III.

ARTICLE IV

Representations and Warranties of the Company

        The Company represents and warrants to the Investor on the date of this Agreement, on each Put Date and on each Closing Date as follows:

        Section 4.1    Organization and Qualification.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has no subsidiaries other than as set forth in Schedule 4.1 (the "Subsidiaries"). Each of the Subsidiaries is an entity, duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could, individually or in the aggregate, (x) adversely affect the legality, validity or enforceability of the Put Shares or any of this

Agreement or the Registration Rights Agreement (collectively, the "Transaction Documents"), (y) have or result in a material adverse effect (including a material change in management) on the results of operations, assets, properties, prospects, or condition (financial or otherwise) of the Company and the Subsidiaries that is material and adverse to the Company and the Subsidiaries, taken as a whole, and/or (z) any condition, circumstance, factor or situation (including, without limitation, an investigation by the Commission) that would prohibit or is otherwise likely to materially interfere with the ability of the Company to enter into and perform any of its obligations under the Transaction Documents (any of (x), (y) or (z), a "Material Adverse Effect").

        Section 4.2    Authorization; Enforcement.    The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company. Each of the Transaction Documents has been duly executed by the Company and, when delivered (or filed, as the case may be) in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by bankruptcy, reorganization or other similar law now or hereafter in effect relating to creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in law or in equity). The Company is not in violation of any of the provisions of its respective certificate of incorporation, by-laws or other organizational or charter documents.

        Section 4.3    Capitalization.    As of June 18, 2003, the Company had 95,000,000 shares of Common Stock authorized, 26,908,239 shares of Common Stock issued and 26,858,239 shares of Common Stock outstanding. As of June 18, 2003, the Company had options to purchase 7,263,249 shares of Common Stock and warrants outstanding to purchase 1,288,906 shares of Common Stock. Except as described on Schedule 4.1, the Company owns all of the capital stock of its Subsidiaries. No shares of Common Stock are entitled to preemptive or similar rights, nor is any holder of securities of the Company or any Subsidiary entitled to preemptive or similar rights arising out of any agreement or understanding with the Company or any Subsidiary by virtue of any of the Transaction Documents. Except as a result of the purchase and sale of the Put Shares and except as disclosed herein and in the SEC Documents or as set forth in Schedule 4.3, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issue and sale of the Put Shares hereunder will not obligate the Company to issue shares of Common Stock or other securities to any Person other than to the Investor and the Broker and will not result in a right of any holder of the Company's securities to adjust the exercise or conversion or reset price under such securities.

        Section 4.4    Issuance of the shares of Common Stock.    When issued and paid for in accordance with the terms hereof, the Put Shares will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of first refusal of any kind (collectively, "Liens"). The Company has on the date hereof and will, at all times during the Commitment Period, maintain an adequate reserve of duly authorized shares of Common Stock, reserved for issuance to the Investor to enable it to perform its obligations under this Agreement.

        Section 4.5    Filings, Consents and Approvals.    Neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction

Documents, other than (i) the filing of the Registration Statement with the Commission, (ii) filings as may be required under state securities laws, (iii) the consents of IBM Credit Corporation and the Advisory Board of the Digital Angel Share Trust, which have been obtained, and (iv) in all other cases where the failure to obtain such consent, waiver, authorization or order, or to give such notice or make such filing or registration would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect (collectively, the "Required Approvals").

        Section 4.6    No Default or Violation.    Except as described in the SEC Documents, neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred which has not been waived which, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) is in violation of any court, arbitrator or governmental body, or (iii) is in violation of any statute, rule or regulation of any governmental authority or Principal Market, in each case of clauses (i), (ii) or (iii) above, except as would not reasonably be expected to individually or in the aggregate, have or result in a Material Adverse Effect.

        Section 4.7    SEC Documents; Financial Statements.    Except as described in Schedule 4.7, the Company has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, without limitation, all filings required pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the "SEC Documents") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. Except as described in Schedule 4.7, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder. None of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements to which the Company is a party or to which the property or assets of the Company are subject have been filed as exhibits to the SEC Documents as required under the Exchange Act. Except as described in Schedule 4.7, the financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Since December 31, 2002, except as specifically disclosed in the SEC Documents, (a) there has been no event, occurrence or development that has resulted or that could result in a Material Adverse Effect, (b) the Company has not incurred any liabilities (contingent or otherwise) other than (x) liabilities incurred in the ordinary course of business consistent with past practice and (y) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (c) the Company has not altered its method of accounting or the identity of its auditors and (d) the Company has not declared or made any payment or distribution of cash or other property to its stockholders or officers or directors (other than in compliance with existing Company stock option plans or employee benefit plans (as defined in Rule 405 of Regulation C) with respect to its capital stock, or purchased, redeemed (or made any agreements to purchase or redeem) any shares of its capital stock.

        Section 4.8    Investment Company.    The Company is not, and is not an Affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        Section 4.9    Certain Fees.    Other than fees payable to the Broker, no fees or commissions will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold harmless the Investor, its employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing fees, as such fees and expenses are incurred.

        Section 4.10    Private Offering.    Assuming the accuracy of the representations and warranties of the Investor set forth in Article III, the offer, issuance and sale of the Put Shares to the Investor as contemplated hereby are exempt from the registration requirements of the Securities Act. Neither the Company nor any Person acting on its behalf has taken or is contemplating taking any action which could subject the offering, issuance or sale of the Put Shares to the registration requirements of the Securities Act, including soliciting any offer to buy or sell the Put Shares by means of any form of general solicitation or advertising.

        Section 4.11    Listing and Maintenance Requirements Compliance.    Except as set forth in the SEC Documents, the Company has not, in the two years preceding the date hereof, received notice (written or oral) from any stock exchange, market or trading facility on which the Common Stock is or has been listed (or on which it has been quoted) to the effect that the Company is not in compliance with the listing or maintenance requirements of such exchange, market or trading facility. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued trading of the Common Stock on the American Stock Exchange.

        Section 4.12    Patents and Trademarks.    The Company and its Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and rights which are necessary or material for use in connection with their respective business as described in the SEC Documents and which the failure to so have would have a Material Adverse Effect (collectively, the "Intellectual Property Rights"). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or its Subsidiaries violates or infringes upon the rights of any Person. To the best knowledge of the Company, all such Intellectual Property Rights are enforceable, and there is no existing infringement by another Person of any of the Intellectual Property Rights.

        Section 4.13    Registration Rights; Rights of Participation.    Except as set forth on Schedule 6(b) to the Registration Rights Agreement, the Company has not granted or agreed to grant to any Person any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority which has not been satisfied. Except as set forth on Schedule 6(b) to the Registration Rights Agreement, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.

        Section 4.14    Regulatory Permits.    The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate Federal, state or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Documents, except where the failure to possess such permits could not, individually or in the aggregate, have or result in a Material

Adverse Effect ("Material Permits"), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

        Section 4.15    Title.    The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them which is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and its Subsidiaries are in compliance and do not interfere with the use made and proposed to be made of such property and buildings by the Company and the Subsidiaries.

        Section 4.16    Litigation.    Except as disclosed in the SEC Documents, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or the Subsidiaries or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "Action") which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Put Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or result in a Material Adverse Effect.

        Section 4.17    Taxes.    Except as set forth on Schedule 4.17, all Federal, state, local and foreign tax returns, information returns, reports and estimated Tax returns have been timely filed on behalf of the Company and all Taxes shown on any such return or report have been paid on a timely basis. There is no action, suit, proceeding, investigation, audit or claim now proposed or pending with respect to any Tax of the Company, and the Company is not aware of any threatened claim for Tax deficiencies. There are no outstanding agreements or waivers for the extension of time for assessment of any Tax payable by the Company, nor has any such waiver or agreement been requested by the Internal Revenue Service or any other taxing authority. The Company has not filed or been included in a consolidated, unitary or combined Tax return with another person. The Company has collected or withheld all material amounts required to be collected or withheld by it for any Taxes, and all such material amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due. The Company is in material compliance with, and its records contain all material information and documents necessary to comply with, all applicable information reporting and Tax withholding requirements. As used herein, the terms "Tax" and "Taxes" shall mean (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, (ii) any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit tax, license, or other tax, governmental fee or other similar assessment or charge, and (iii) any interest and any penalty, addition to tax or additional amount imposed by any federal, state, local or foreign governmental authority responsible for the imposition of any such tax (domestic or foreign).

        Section 4.18    No Conflicts.    The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company's certificate of incorporation, bylaws or other charter documents (each as amended through the date hereof), or (ii) subject to obtaining the Required Approvals (as defined below), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or any Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any Subsidiary is subject (including federal and state and foreign securities laws and regulations), or by which any property or asset of the Company or any Subsidiary thereof is bound or affected; except in the case of each of clauses (ii) and (iii), as could not, individually or in the aggregate, have or result in a Material Adverse Effect. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental authority, except for violations which, individually or in the aggregate, could not have or result in a Material Adverse Effect.

        Section 4.19    Disclosure.    The Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that constitutes or might constitute material non-public information. The Company understands and confirms that the Investor shall be relying on the foregoing representations in effecting transactions in of the Company. All disclosure provided to the Investor regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        Section 4.20    Absence of Certain Proceedings.    Except as specified in Schedule 4.20, none of the following has occurred to the Company (or any predecessor entity), the Subsidiaries, or, to the Company's knowledge, any executive officer, director or control person of the Company:

          (a)   A filing by or against the Company, the Subsidiaries or such other Person of a petition under federal bankruptcy or state insolvency laws, or the appointment by a governmental authority (with or without consent) of a receiver, trustee, fiscal agent or similar Person for the business or property of the Company, such Subsidiary or such other Person, or any partnership in which it was a general partner or corporation or business association in which it was an executive officer or director either at the time of such petition or appointment or during the two years prior to that time.

          (b)   A conviction in a criminal Action or being named a subject of a pending criminal Action (excluding traffic violations and other minor offenses).

          (c)   Being found or otherwise judged by a court of competent jurisdiction in a non-criminal Action or by the Commission, a stock market or another self-regulatory organization, to have violated any securities law or to have breached a fiduciary duty, where such finding or judgment has not been subsequently reversed, suspended, or vacated.

          (d)   Being subject to any order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction, stock market authority or other self-regulatory organization, permanently or temporarily enjoining, barring, suspending or otherwise limiting, any of the following activities:

              (i)  Engaging in any type of business practice; or

             (ii)  Engaging in any activity in connection with the purchase, sale, investment management or underwriting of securities or commodities.

          (e)   Being subject of a pending Action involving a claim or investigation of a breach of fiduciary duty or violation of securities laws (including any investigation by or on behalf of the Commission).

          (f)    The pendency before the Commission of a request for confidential treatment of information.

        Section 4.21    Solvency.    Based on the financial condition of the Company as of the Closing Date, (i) the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

        Section 4.22    Labor Relations.    No material labor problem exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

        Section 4.23    Application of Takeover Protections.    The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Investor as a result of the Investor and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company's issuance of the Put Shares and the Investor's ownership of the Put Shares.

ARTICLE V

Other Agreements of the Parties

        Section 5.1    Listing of Common Stock.    The Company shall maintain the listing of the Common Stock on a Principal Market, and as soon as practicable (but in any event prior to the commencement of the Commitment Period) shall list on such Principal Market all of the Put Shares. The Company further agrees, if the Company applies to have the Common Stock traded on any other Principal Market, it will include in such application the issued and issuable Put Shares. The Company will take all action to continue the listing and trading of its Common Stock on the Principal Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market.

        Section 5.2    Exchange Act Registration; Rule 144 Compliance.    The Company will cause its Common Stock to continue to be registered under Section 12(g) or 12(b) of the Exchange Act, will use its best efforts to timely comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations thereunder. During the Commitment Period, the Company will notify the Investor immediately following each filing by the Company under the Exchange Act. As long as the Investor owns Put Shares, if the Company is not required to file reports pursuant to such sections, it will prepare and furnish to the Investor and make publicly available in accordance with Rule 144(c) promulgated under the Securities Act such information as is required for the Investor to sell the Put Shares under Rule 144 promulgated under the Securities Act. The Company further covenants that it will take such further action as any holder of Put Shares may reasonably request, all to the extent required from time to time to enable such Person to sell such Put Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including causing its attorneys to render and deliver any legal opinion required in order to permit such Person to sell its Put Shares under Rule 144 upon notice of an intention to sell on Form 144 or other form of notice having a similar effect. Upon the request of any such Person, the Company shall deliver to such Person a written certification of a duly authorized officer as to whether it has complied with such requirements.

        Section 5.3    Legends.    The certificates evidencing the Common Stock to be sold or otherwise issued to the Investor hereunder at any time while a Registration Statement is then effective shall be issued and delivered to the Investor free of restrictive legends of any kind and no instructions or "stop transfer orders," so called, "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto. Prior to the first Closing, the Company will issue to the transfer agent for its Common Stock (and to any substitute or replacement transfer agent for its Common Stock upon the Company's appointment of any such substitute or replacement transfer agent) instructions to deliver the Put Shares without restrictive legends as required by this Section and shall cause its counsel to deliver to such transfer agent any legal opinion required in order for the transfer agent to deliver shares in such manner. Unless such instructions cover Put Shares issuable at future Closings, the Company must deliver new such instructions prior to each Closing.

        Section 5.4    Notice of Certain Events Affecting Registration; Suspension of Right Make to a Put.    The Company will immediately notify the Investor upon the occurrence of any of the following events in respect of a Registration Statement or related prospectus in respect of an offering of Registrable Securities: (i) receipt of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement the response to which would require any amendments or supplements to the registration statement or related prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company's reasonable determination that a post-effective amendment to the prospectus or Registration Statement, as the case may be, would be appropriate; and the Company will promptly make available to the Investor any such supplement or amendment to the related prospectus or Registration Statement.

        Section 5.5    Subsequent Financing; Limitation on Registrations.    (a) From the date of this Agreement through the end of the Commitment Period, other than to the Investor pursuant to this Agreement, the Company agrees to immediately notify the Investor in writing of any offer, sale, grant of any option to purchase or any right to reprice securities, or other disposition of (or announce any offer, sale, grant or any option to purchase or other disposition) any Capital Shares or Capital Shares Equivalents ("Other Financing"). Once the Investor is notified of an Other Financing, if the Other Financing is consummated or publicly announced during a Valuation Period, the Investor, at its sole option, may (i) purchase Put Shares for such Valuation Period (A) at a price equal to the purchase price for the Capital Shares or Capital Shares Equivalents to be issued pursuant to the Other

Financing, or (B) at a price equal to the Purchase Price in accordance with this Agreement, (ii) purchase the Capital Shares or Capital Shares Equivalents offered in the Other Financing in an amount equal to the Purchase Price, or (iii) elect not to purchase any Put Shares for such Valuation Period. The restriction contained in this Section 5.5(a) shall not limit the right of the Company to offer and sell shares of Common Stock or Capital Shares Equivalents at a price per share that is not less than the Purchase Price or the Bid Price on the date of such offer or sale, provided, that, such securities are not at any time entitled to any reset, repricing, or other purchase price adjustment or other purchase price protection (including, in the case of Capital Shares Equivalents, variable or reset rate conversion or exchange pricing), whether contractually or through one or more ancillary securities such as a repricing warrant or purchase right that could result in the issuance of Common Stock following the initial issuance of such shares or Capital Shares Equivalents at less than the Bid Price. In the event the Company offers, sells or issues shares of Common Stock or Common Stock Equivalents at a price that is less than the Purchase Price of the Put Shares, then the Purchase Price shall be adjusted to the price of such shares of Common Stock or Common Stock Equivalents offered, sold or issued in the Other Financing.

          (b)   In furtherance of the restriction contained in Section 5.5(a) above, other than to the Investor or Affiliates thereof, prior to the expiration of the Commitment Period, the Company may not enter into equity line or similar type of financing arrangement or agree to issue any shares of its Common Stock or any Capital Shares Equivalents pursuant to any equity line or similar type of financing, unless otherwise agreed to in writing by the Company and the Investor.

          (c)   Except for (x) Registrable Securities, (y) securities of the Company permitted pursuant to Section 6(c) of the Registration Rights Agreement to be registered in the Registration Statement, and (z) Common Stock permitted to be issued pursuant to Section 5.5(e), the Company may not until the 90th day after the Effective Date file a registration statement to register any of its securities other than the Registration Statement.

          (d)   With respect to Section 5.5(a), (b) and (c), the restrictive periods shall be extended for the number of Trading Days during such period (A) in which trading in the Common Stock is suspended by any securities exchange or market or quotation system on which the Common Stock is then listed, or (B) that the Registration Statement is not effective following the Effective Date, or (C) that the prospectus included in the Registration Statement may not be used by the holders thereof for the resale of Registrable Securities following the Effective Date.

          (e)   The restrictions contained in Section 5.5(a), (b) and (c) shall not apply to (i) the granting of options or warrants that are outstanding on the date hereof and the issuance of Common Stock upon the exercise of such options or warrants outstanding on the date hereof, (ii) the granting of warrants to the Broker in accordance with the Placement Agent Agreement, and the issuance of Common Stock upon the exercise of such warrants, and (iii) the granting of options or warrants to employees, officers and directors of the Company and the issuance of Common Stock upon the exercise of such options or warrants granted under any stock option plan heretofore or hereinafter duly adopted by the Company.

        Section 5.6    Integration.    The Company shall not, and shall use its best efforts to ensure that, no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Put Shares in a manner that would require the registration under the Securities Act of the sale of the Put Shares hereunder to the Investor.

        Section 5.7    Certain Securities Laws Disclosures; Publicity.    The Company shall: (i) within two Business Days of the date of this Agreement, issue a press release acceptable to the Investor disclosing the transactions contemplated hereby, (ii) file with the Commission a Report on Form 8-K disclosing the transactions contemplated hereby within ten Business Days after the date of this Agreement, and

(iii) timely file with the Commission a Form D promulgated under the Securities Act. The Company shall, no less than two Business Days prior to the filing of any disclosure required by clauses (ii) and (iii) above, provide a copy thereof to the Investor for its review. The Company and the Investor shall consult with each other in issuing any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby, and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, except that if such disclosure is required by law or stock market regulation, in which such case the disclosing party shall promptly provide the other party with prior notice of such public statement, filing or other communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Investor, or include the names of the Investor in any filing with the Commission, or any regulatory agency, trading facility or stock market without the prior written consent of the Investor, except to the extent such disclosure (but not any disclosure as to the controlling Persons thereof) is required by law or stock market regulations, in which case the Company shall provide the Investor with prior notice of such disclosure.

        Section 5.8    Use of Proceeds.    The Company shall use the net proceeds from the sale of the Put Shares for general corporate and working capital purposes and to pay a loan from Wells Fargo Business Credit, Inc. and not to redeem any securities of the Company.

        Section 5.9    Reimbursement.    If the Investor, its shareholders, employees, agents, directors or affiliates, other than by reason of its gross negligence or willful misconduct, becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person, including stockholders of the Company, as a result of the consummation of the transactions contemplated by the Transaction Documents, the Company will reimburse the Investor and such other covered persons for their reasonable legal and other expenses (including the cost of any investigation and preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliates of the Investor actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of the Investor and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Investor and any such affiliate and any such Person. The Company also agrees that neither the Investor nor any such affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company in connection with or as a result of the consummation of the Transaction Documents, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or willful misconduct of the applicable Investor, Person or entity in connection with the transactions contemplated by this Agreement.

        Section 5.10    Expectations Regarding Put Notices.    Within five days after the Effective Date, the Company must notify the Investor, in writing, as to its reasonable expectations as to the dollar amount it intends to raise during the Commitment Period, if any, through the issuance of Put Notices. Such notification shall constitute only the Company's good faith estimate and shall in no way obligate the Company to raise such amount, or any amount, or otherwise limit its ability to deliver Put Notices. The failure by the Company to comply with this provision can be cured by the Company's notifying the Investor, in writing, at any time as to its reasonable expectations with respect to the current calendar quarter.

        Section 5.11    Purchase Price Adjustment.    If at any time during the Commitment Period the Company or any Subsidiary (with respect to Capital Shares Equivalents) shall offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition) any of shares of Common Stock or Capital Shares Equivalents at a price that is, at the issuance thereof, or at any later time due to adjustment, reset, additional issuances or otherwise, less than the Purchase Price for any Put Shares (assuming for the purposes hereof that a Put Notice is delivered on the date of the issuance at issue), then, at the option of the Investor for such subsequent Closings as the Investor shall indicate, the Purchase Price shall be adjusted to equal the conversion, exchange or purchase price for such Common Stock or Capital Shares Equivalents (including any reset provisions thereof) at issue. Such adjustment shall be made whenever such Common Stock or Capital Shares Equivalents are issued. If the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Purchase Price (assuming for the purposes hereof that a Put Notice is delivered on the date of the issuance at issue), such issuance shall be deemed to have occurred for less than the Purchase Price. The Company shall notify the Investor in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalent subject to this Section 5.11, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms. The restrictions contained in this Section 5.11 shall not apply to shares of Common Stock issuable upon exercise of any currently outstanding warrants and other outstanding convertible securities of the Company, in each case as and to the extent disclosed in Section 4.3 and Schedule 4.3 (but not as to any amendments or modifications of the terms of such securities after the date of this Agreement, including "back-dated" agreements).

ARTICLE VI

Conditions Precedent to Execution and the Right of the Company to Deliver a Put Notice and the Obligation of the Investor to Close

        Section 6.1    Conditions Precedent to Execution.

          (a)   The Company and the Investor shall have executed and delivered this Agreement and the Registration Rights Agreement.

          (b)   The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the date hereof.

          (c)   Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date hereof, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

          (d)   The Investor shall have received (or receipt shall have been confirmed by its agent on its behalf) an opinion of counsel to the Company in the form of Exhibit D hereto.

        Section 6.2    Conditions Precedent to the Right of the Company to Deliver a Put Notice and the Obligation of the Investor to Close.    In addition to the conditions contained in Section 2.1(b), the right of the Company to deliver a Put Notice and the obligation of Investor hereunder to perform its obligations at any Closing hereunder is subject to the satisfaction, on both: (i) the applicable Put Date and (ii) the applicable Closing Date (each a "Condition Satisfaction Date"), of each of the following conditions, or the waiver by the Investor of such conditions (other than the condition contained in Section 6.2(c), which only need be satisfied on the applicable Closing Date):

          (a)    Representations and Warranties.    The representations and warranties of the Company in the Transaction Documents shall be true and correct as of the date when made and as of the applicable Condition Satisfaction Date as though first made at that time (except for representations and warranties that speak of a specific date, which need only be true and correct as of such date).

          (b)    Performance by the Company.    The Company shall have performed, satisfied and complied in all material respects with all covenants and agreements required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

          (c)    Compliance Certificate.    The Company shall have delivered to or as directed by the Investor an Officer's Certificate signed by its Chief Executive Officer, dated as of the applicable Condition Satisfaction Date, certifying that the Company has satisfied the conditions set forth in paragraphs (a), (g) (ii)-(iii), and (i) of this Section.

          (d)    Delivery of Closing Items.    The Company shall have transmitted the Put Shares and the Company Required Items required to be delivered pursuant to Section 2.2.

          (e)    Opinion of Counsel.    The Investor shall have received (or receipt shall have been confirmed by its agent on its behalf) an opinion of counsel to the Company in the form of Exhibit E hereto.

          (f)    Transfer Agent.    The Investor shall have received satisfactory evidence of the Company's delivery to its transfer agent for the Common Stock of instructions and legal opinion meeting the requirements of this Agreement and acceptable to such transfer agent.

          (g)    Registration Statement.

              (i)  The Registration Statement shall have been declared effective by the Commission and the prospectus thereunder shall be available to the Investor to resell all of the Registrable Securities thereunder.

             (ii)  Neither the Company nor the Investor shall have received notice that the Commission has issued or intends to issue a stop order with respect to the Registration Statement or that the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently.

            (iii)  The Registration Statement (including the information or documents incorporated by reference therein) and any amendments or supplements thereto shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (h)    Material Adverse Changes.    Since the earlier to occur of: (i) with respect to the first Put Date, since the date of this Agreement and (ii) with respect to subsequent Put Dates, the last Closing hereunder, the Company shall not have suffered any Material Adverse Effect.

          (i)    No Suspension of Trading In or Delisting of Common Stock.    The Common Stock and the Put Shares issuable at the Closing at issue shall be authorized for trading or quotation on the Principal Market and trading in the Common Stock shall not have been suspended by the Commission or the Principal Market at any time from the Put Date through the Closing Date. The Company shall not have received any notice from the Principal Market threatening to delist the Common Stock from the Principal Market.

          (j)    Illegality.    No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction, by the Commission or by the Principal Market that prohibits or materially impairs the transactions contemplated by this Agreement.

ARTICLE VII

Due Diligence Review; Non-Disclosure of Non-Public Information.

        Section 7.1    Due Diligence Review.    The Company shall make available for inspection and review by the Investor, the advisors and representatives of the Investor, any underwriter participating in any disposition of the Registrable Securities on behalf of the Investor all SEC Documents and other filings with the Commission, and all other publicly available corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review. In connection therewith, the Company shall cause its officers, directors and employees to supply all such publicly available information reasonably requested by the Investor or any such Person (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement. The review contemplated hereby is solely to enable the Investor and such Persons to conduct initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement.

        Section 7.2    Non-Disclosure of Non-Public Information.    The Company shall not disclose non-public information to the Investor or its advisors or representatives unless prior to disclosure of such information the Company identifies such information as being non-public information and the Investor enter into a non-disclosure agreement in form mutually acceptable to the Company and the Investor.

ARTICLE VIII

Miscellaneous

        Section 8.1    Governing Law.    All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

        Section 8.2    Notices.    Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Business Day following the date of mailing, if sent by U. S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Digital Angel Corporation 490 Villaume Avenue South St. Paul, Minnesota 55075 Facsimile No.: (651) 455-0217 Attn: James P. Santelli, Chief Financial Officer
With copies to:	Michele Vaillancourt, Esq. Winthrop & Weinstine, P.A. 3000 Dain Rauscher Plaza 60 South Sixth Street Minneapolis, Minnesota 55402-4430 Facsimile No.: (612) 347-0600
If to the Investor:	To the address set forth under the Investor's name on the signature page hereto.

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

        Section 8.3    Reporting Entity for the Common Stock..    The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L. P. or any successor to its function of reporting share prices. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

        Section 8.4    Replacement of Certificates.    Upon (i) receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a certificate representing any Put Shares and (ii) in the case of any such loss, theft or destruction of such certificate, upon delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company (which shall not exceed that required by the Company's transfer agent in the ordinary course) or (iii) in the case of any such mutilation, on surrender and cancellation of such certificate, the Company at its expense will execute and deliver, in lieu thereof, a new certificate.

        Section 8.5    Execution.    This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

        Section 8.6    Entire Agreement.    The Transaction Documents, together with the exhibits and schedules thereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

        Section 8.7    Amendments; Waivers.    No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the

Investor or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

        Section 8.8    Survival.    The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of all Put Shares issuable hereunder.

        Section 8.9    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor. The Investor may not assign this Agreement or any of the rights or obligations hereunder without the consent of the Company; however, this provision shall not limit any Investor's right to transfer Put Shares acquired hereunder or transfer or assign rights under the Registration Rights Agreement.

        Section 8.10    Remedies.    In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Investor will be entitled to specific performance of the obligations of the Company under the Transaction Documents. The parties hereto agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of its obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

        Section 8.11    Severability.    In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

        Section 8.12    Headings.    The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

        Section 8.13    Fees and Expenses.    Other than the amounts to be delivered to or as directed by the Investor under Section 2.6 and except as otherwise set forth in the Registration Rights Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Put Shares issuable hereunder.

        Section 8.14    No Third-Party Beneficiaries.    This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

[REMAINDER OF PAGE INTENTIONALLY BLANK
SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first set forth above.

DIGITAL ANGEL CORPORATION
By:	Name: Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR INVESTOR FOLLOWS]

LONGVIEW INTERNATIONAL EQUITY FUND, L.P. By: Redwood Capital Management, its general partner
	By:	Name: Anthony L.M. Inder Rieden Title: Director
Address for Notice:	Longview International Equity Fund, L.P. Charlotte House Charlotte Street P.O.Box N9204 Nassau, Bahamas Facsimile No.: (242) 323-7918
With copies to:	Martin Eric Weisberg, Esq. Jenkens & Gilchrist Parker Chapin LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174 Facsimile No.: (212) 704-6288

EXHIBIT A

PUT NOTICE

        Digital Angel Corporation, a Delaware corporation (the "Company"), hereby irrevocably elects to exercise its right pursuant to the Common Stock Purchase Agreement dated as of June 20, 2003 (the "Agreement") to require Longview International Equity Fund, L.P. to purchase Put Shares pursuant to terms of the Agreement. Terms used and not defined herein shall have the meaning ascribed to them in the Agreement

        The Company hereby certifies that:

          1.     The Investment Amount is: $                        ("IA")

          2.     The Valuation Period runs from                        to                         .

        By its delivery of this Put Notice, the Company hereby certifies that as of the date of this Put Notice, it has satisfied all of the conditions set forth in paragraphs 6.2(a), (b), (g), (h), (i) and (j) of the Agreement and that, to the best of its knowledge, no statute, rule, regulation, executive order, decree, ruling or injunction has been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or by the Principal Market that prohibits or materially impairs the transactions contemplated hereby.

        The undersigned has executed this Put Notice as of this            day of                        ,            .

DIGITAL ANGEL CORPORATION
By:	Name: Title:

i

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT C

CALCULATION NOTICE

        In connection with the Put Notice delivered on                        by Digital Angel Corporation, a Delaware corporation (the "Company") pursuant to the Common Stock Purchase Agreement dated as of June 20, 2003 (the "Agreement"), the Company hereby certifies that:

          1.     The Investment Amount is: $                        ("IA")

          2.     The Valuation Period runs from                        to                         .

          3.     The Discount Percentage multiplied by the average of the VWAP for a share of Common Stock on each Allocation Day (subject to adjustment) within the Valuation Period is: $            ("PP")

          4.     The number of Put Shares (IA/PP) issuable hereunder is:

        The undersigned has executed this Calculation Notice as of this    day of                        , 2003.

DIGITAL ANGEL CORPORATION
		By:	Name: Title:
Agreed and accepted:
LONGVIEW INTERNATIONAL EQUITY FUND, L.P. By: Redwood Capital Management, its general partner
By:	Name: Title:

EXHIBIT D

FORM OF OPINION FOR EXECUTION

        1.     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

        2.     The Company has the requisite corporate power and authority to enter into and perform its obligations under the Common Stock Purchase Agreement and the Registration Rights Agreement and to issue and sell the Common Stock. The execution, delivery and performance of the Common Stock Purchase Agreement by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required. The Common Stock Purchase Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company, and each constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms. The Common Stock is not subject to preemptive rights under the Company's certificate of incorporation or bylaws.

        3.     The Common Stock to be issued in connection with the transactions contemplated by the Common Stock Purchase has been duly authorized and the Common Stock, when delivered against payment in full as provided in the Common Stock Purchase Agreement, will be validly issued, fully paid and nonassessable.

        4.     The execution, delivery and performance of and compliance with the terms of the Common Stock Purchase Agreement and the consummation by the Company of the transactions contemplated thereby (i) do not violate any provision of the Company's certificate of incorporation or bylaws, (ii) do not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) does not create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) does not result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases other than violations pursuant to clause (i) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

        5.     There is no action, suit, claim, investigation or proceeding pending or threatened against the Company or any subsidiary which questions the validity of the Common Stock Purchase Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to our knowledge, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets and which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

        6.     No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Common Stock Purchase Agreement, or the offer, sale or issuance of the Common Stock or the consummation of any other transaction contemplated by the Common Stock Purchase

Agreement (other than any filings which may be required to be made by the Company with the Commission, or American Stock Exchange or an alternate market subsequent to the Closing, and, any registration statement which may be filed pursuant to the Common Stock Purchase Agreement).

        7.     The offer, issuance and sale of the Common Stock to be issued pursuant to the Common Stock Purchase Agreement will be exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 4(2) or Rule 506 of Regulation D thereunder.

v

EXHIBIT E

FORM OF OPINION FOR EACH PUT

        1.     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

        2.     The Put Shares issued in connection with the transactions contemplated by the Common Stock Purchase Agreement are duly authorized and the Put Shares are validly issued, fully paid and nonassessable.

        3.     The execution, delivery and performance of and compliance with the terms of the Common Stock Purchase Agreement and the consummation by the Company of the transactions contemplated thereby (i) do not violate any provision of the Company's certificate of incorporation or bylaws, (ii) do not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) does not create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) does not result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases other than violations pursuant to clause (i) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

        4.     There is no action, suit, claim, investigation or proceeding pending or threatened against the Company or any subsidiary which questions the validity of the Common Stock Purchase Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to our knowledge, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets and which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

        5.     No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Common Stock Purchase Agreement, or the offer, sale or issuance of the Common Stock or the consummation of any other transaction contemplated by the Common Stock Purchase Agreement (other than any filings which may be required to be made by the Company with the Commission, or American Stock Exchange or an alternate market subsequent to the Closing, and, any registration statement which may be filed pursuant to the Common Stock Purchase Agreement).

        6.     The offer, issuance and sale of the Put Shares issued pursuant to the Common Stock Purchase Agreement are exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 4(2) or Rule 506 of Regulation D thereunder.

QuickLinks

COMMON STOCK PURCHASE AGREEMENT Between DIGITAL ANGEL CORPORATION and LONGVIEW INTERNATIONAL EQUITY FUND, L.P.
EXHIBIT A PUT NOTICE
EXHIBIT B FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBIT C CALCULATION NOTICE
EXHIBIT D FORM OF OPINION FOR EXECUTION
EXHIBIT E FORM OF OPINION FOR EACH PUT